SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 5900 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 FAX AMERICA • ASIA PACIFIC • EUROPE

November 13, 2020
Independence Contract Drilling, Inc.
20475 State Highway 249, Suite 300
Houston, Texas 77070
Re:    Registration Statement on Form S-1
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-1 (the “Registration Statement”) being filed by Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of 1,500,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), that may be issued from time to time in connection with the Common Stock Purchase Agreement (the “Agreement”), dated November 11, 2020, by and among the Company and Tumim Stone Capital LLC (the “Investor”). The Shares issued by the Company may be offered and sold by the Investor as outlined in the Registration Statement.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined the Registration Statement, the Agreement, the Company’s certificate of incorporation, the bylaws of the Company and the resolutions dated November 9, 2020 adopted by the board of directors of the Company (the “Board”) relating to Agreement and the Registration Statement (the “Authorizing Resolutions”). We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.
Based on the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that, when the Shares are issued and sold by the Company to the Investor in accordance with and upon receipt by the Company of the consideration set forth in the Agreement and the Authorizing Resolutions, the Shares will be validly issued, fully paid and non-assessable.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

ACTIVE 262549825

Independence Contract Drilling, Inc.
November 13, 2020

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
    /s/ SIDLEY AUSTIN LLP

ACTIVE 262549825